TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Second Quarter 2019 Financial Results

-IMVEXXY® Net Revenue $3.1 Million for the Second Quarter of 2019-

-Total Net Revenue for the Second Quarter of 2019 Above Guidance at $6.1 Million-

-Company Raises Full-Year Net Revenue Guidance to Range of $29.45 Million to $34.20 Million-

-Conference Call Scheduled for 4:30 p.m. ET Today-

BOCA RATON, Fla. – August 6, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the second quarter ended June 30, 2019 and provided a business update.

“We are pleased to report a solid quarter that came in ahead of our expectations and believe the next few quarters will be transformative,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “As we move into the second half of the year, we plan to conduct pre-launch activities for ANNOVERA™ and continue to expand market access for our menopause portfolio. We expect IMVEXXY and BIJUVA® to have extensive coverage for commercially insured lives by the end of the year. We are pursuing preferred status for IMVEXXY on Medicare Part D plans and expect coverage decisions by the fourth quarter, which is significant given the higher proportion of IMVEXXY Medicare Part D business.”

Second Quarter and Recent Developments

●	IMVEXXY (estradiol vaginal inserts) prescription growth continues as highlighted by a record month in July 2019 with approximately 45,500 prescriptions dispensed and paid for by patients. Approximately 106,000 prescriptions of IMVEXXY were dispensed and paid for by patients during the second quarter of 2019. This is an increase of approximately 41% in prescription volume for the second quarter of 2019 as compared to the first quarter of 2019. Strong refill rates continue to indicate that women are having a positive experience with IMVEXXY.
●	IMVEXXY currently has unrestricted access with seven of the top commercial payers of VVA products and two of the top Medicare Part D payers of VVA products. The company expects additional coverage decisions by the top commercial and Medicare Part D payers of VVA products during the third and fourth quarters of 2019.
●	The commercial launch of BIJUVA (estradiol and progesterone capsules) commenced on April 17, 2019 and approximately 8,900 prescriptions have been dispensed and paid for by patients through July 31, 2019.
●	BIJUVA currently has unrestricted access with four of the top ten commercial payers. This includes two new plans, United Healthcare and OptumRX, that began adjudicating BIJUVA on August 1, 2019.
●	Pre-launch activities have commenced for ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system). The company plans to continue discussions with the U.S. Food and Drug Administration (FDA) on the potential for ANNOVERA to be designated a new, 19th method of contraception, and begin discussions with payers with a full-scale launch planned for the first quarter of 2020.
●	The company recently closed an exclusive license and supply transaction with Theramex, a leading, global specialty pharmaceutical company dedicated to women’s health, to commercialize BIJUVA and IMVEXXY outside of the United States. On August 5, 2019, the company received an upfront payment under this agreement of approximately $15.4 million and is eligible to receive additional regulatory and sales milestone payments, as well as a royalty on net sales.

Summary of Second Quarter 2019 Financial Results

Total net revenues for the second quarter of 2019 increased 62%, to approximately $6.1 million, compared with net revenues of approximately $3.8 million for the prior year’s quarter. The increase was primarily due to sales of approximately $3.1 million of IMVEXXY and $134,000 of BIJUVA in the second quarter of 2019, partially offset by a decrease in the company’s prescription prenatal vitamin business of approximately $940,000 from the comparable quarter in 2018.

Net revenues have been greatly affected by the company’s co-pay assistance programs introduced to launch IMVEXXY and BIJUVA, which allowed eligible enrolled patients to access the products at a reasonable cost of no more than $35 per prescription regardless of insurance coverage. The company expects revenues related to IMVEXXY and BIJUVA will improve as commercial and Medicare Part D payer coverage increases, and plans complete the process needed to adjudicate prescriptions at pharmacies.

Research and development (R&D) expenses for the second quarter of 2019 decreased to approximately $5.0 million, compared with approximately $6.8 million for the prior year’s quarter. R&D costs decreased primarily as a result of transferring certain costs and activities from R&D expenses to support commercial and launch efforts after the FDA approval of IMVEXXY and BIJUVA. R&D expenses include costs related to manufacturing validation as well as pre-clinical work to support the company’s R&D activities.

Sales, general and administrative (SG&A) expenses increased for the second quarter of 2019 to approximately $41.4 million, compared with approximately $29.5 million for the prior year’s quarter. The increase in second quarter 2019 SG&A expenses was primarily a result of increased expenses associated with sales and marketing efforts and personnel costs to support the launch and commercialization of IMVEXXY and BIJUVA, including costs related to sales force expansion, outsourced sales personnel and their related expenses, physician education and product samples, and other expenses related to product commercialization. The company expects sales and marketing expenses to continue to increase as it continues the launch of BIJUVA, prepares for the launch of ANNOVERA, and continues to support its growing business and commercialization of its products.

During the second quarter of 2019, the company took a one-time charge for extinguishment of debt of approximately $10.1 million in connection with the refinancing of its term loan. As a result of the foregoing, net loss increased to approximately $55.2 million, or $0.23 per basic and diluted share, for the second quarter of 2019. Excluding the one-time charge for extinguishment of debt, the net loss for the second quarter was approximately $45.2 million, or $0.19 per basic and diluted share, compared with approximately $33.2 million, or $0.15 per basic and diluted share, for the second quarter of 2018.

Balance Sheet

As of June 30, 2019, the company’s cash on hand totaled approximately $182.8 million, compared with approximately $161.6 million at December 31, 2018. Total outstanding debt, net of issuance costs, was approximately $194.1 million as of June 30, 2019.

Financial Guidance

The following table outlines TherapeuticsMD’s revised 2019 financial guidance (in millions).

	3Q 2019		4Q 2019		FY 2019
	Original	Revised	Original	Revised	Original	Revised
FDA-Approved Products	$4.50-$6.50	Unchanged	$11.00-$13.00	Unchanged	$20.00-$24.5	$20.75-$24.75
Prescription Prenatal Vitamins	$1.75-$2.25	$2.25-$2.50	$1.50-$2.00	$1.75-$2.25	$7.15-$8.65	$8.70-$9.45
Total Net Revenues	$6.25-$8.75	$6.75-$9.00	$12.50-$15.00	$12.75-$15.25	$27.10-$33.10	$29.45-$34.20

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and audio webcast today at 4:30 p.m. ET to discuss these financial results and provide a business update.

Date:	Tuesday, August 6, 2019
Time:	4:30 p.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	1392883

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 1392883.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

●	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
●	BIJUVA (estradiol and progesterone capsules) at https://www.bijuva.com/pi.pdf
●	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA™, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash	$182,846,301	$161,613,077
Accounts receivable, net of allowance for doubtful accounts of $764,102 and $596,602, respectively	18,383,012	11,063,821
Inventory	7,494,440	3,267,670
Other current assets	7,739,048	10,834,693
Total current assets	216,462,801	186,779,261

Fixed assets, net	1,432,137	472,683

Other Assets:
License rights	20,000,000	20,000,000
Intangible assets, net	4,688,114	4,092,679
Other assets	3,635,227	324,855
Security deposit	334,866	314,446
Total other assets	28,658,207	24,731,980
Total assets	$246,553,145	$211,983,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,499,238	$22,743,841
Other current liabilities	22,376,617	18,334,948
Total current liabilities	41,875,855	41,078,789

Long-Term Liabilities:
Long-term debt	194,095,220	73,381,014
Operating lease liability	2,488,101	—
Total liabilities	238,459,176	114,459,803

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 241,221,840 and 240,462,439 issued and outstanding, respectively	241,222	240,463
Additional paid-in capital	621,871,919	616,559,938
Accumulated deficit	(614,019,172)	(519,276,280)
Total stockholders' equity	8,093,969	97,524,121
Total liabilities and stockholders' equity	$246,553,145	$211,983,924

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenues, net	$6,078,865	$3,763,010	$10,025,516	$7,536,402

Cost of goods sold	1,248,860	454,161	2,011,687	1,087,784

Gross profit	4,830,005	3,308,849	8,013,829	6,448,618

Operating expenses:
Sales, general, and administrative	41,387,451	29,466,770	76,251,533	50,224,007
Research and development	4,964,368	6,798,380	11,282,250	13,837,677
Depreciation and amortization	115,059	65,603	221,997	125,224
Total operating expenses	46,466,878	36,330,753	87,755,780	64,186,908

Operating loss	(41,636,873)	(33,021,904)	(79,741,951)	(57,738,290)

Other (expense) income
Loss on extinguishment of debt	(10,057,632)	—	(10,057,632)	—
Miscellaneous income	486,597	334,238	1,175,318	648,795
Interest expense	(4,028,609)	(531,382)	(6,118,627)	(531,382)
Total other (expense) income	(13,599,644)	(197,144)	(15,000,941)	117,413

Loss before income taxes	(55,236,517)	(33,219,048)	(94,742,892)	(57,620,877)

Provision for income taxes	—	—	—	—

Net loss	$(55,236,517)	$(33,219,048)	$(94,742,892)	$(57,620,877)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.23)	$(0.15)	$(0.39)	$(0.27)

Weighted average number of common shares outstanding, basic and diluted	241,221,840	216,640,186	241,114,532	216,583,067

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(94,742,892)	$(57,620,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	133,049	79,201
Amortization of intangible assets	88,948	46,023
Write off of patent and trademark cost	78,864	—
Non-cash operating lease expense	443,734	—
Provision for doubtful accounts	167,500	38,024
Loss on extinguishment of debt	10,057,632	—
Share-based compensation	5,224,212	4,128,440
Amortization of deferred financing fees	316,880	30,155
Changes in operating assets and liabilities:
Accounts receivable	(7,486,691)	(1,335,209)
Inventory	(4,226,770)	(395,219)
Other current assets	1,710,697	2,539,394
Accounts payable	(3,244,603)	7,329,560
Accrued expenses and other liabilities	2,801,717	561,615

Net cash used in operating activities	(88,677,723)	(44,598,893)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(763,247)	(434,677)
Purchase of fixed assets	(1,092,504)	(45,720)
Payment of security deposit	(20,420)	(11,486)

Net cash used in investing activities	(1,876,171)	(491,883)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options and warrants	100,107	1,128,996
Repayment of the Credit Agreement	(81,660,719)	—
Proceeds from the Financing Agreement	200,000,000	75,000,000
Payment of deferred financing fees	(6,652,270)	(3,786,918)

Net cash provided by financing activities	111,787,118	72,342,078

Increase in cash	21,233,224	27,251,302
Cash, beginning of period	161,613,077	127,135,628
Cash, end of period	$182,846,301	$154,386,930

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$6,989,570	$—
Cash paid for income taxes	$—	$—